Exhibit 99.1



                      [Deloitte & Touche Letterhead]


March 28, 2002





Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Aldila, Inc. (the Registrant). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2001, because our Firm has not yet completed the audit of the financial statements of the Registrant's subsidiary, Carbon Fiber Technologies LLC (CFT) for the year ended December 31, 2001, and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of CFT's financial statements and furnish the required opinion for timely filing because we were recently engaged on March 28, 2002, as the independent auditors of CFT and, as a result, have not yet had sufficient time to complete the auditing procedures that we consider necessary in the circumstances.

Very truly yours,

/s/ Deloitte & Touche LLP
------------------------------
Deloitte & Touche LLP